Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 26th day of March, 2010, by and between Timothy Aman (the “Executive”) and Montpelier Technical Resources Ltd. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed, under the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I.                 Employment.  The Company hereby shall employ the Executive, and the Executive hereby accepts the continuation of employment, as Senior Vice President, Chief Risk Officer (“Senior Vice President”) of the Company, under the terms and subject to the conditions set forth herein.

Article II.               Term.  The Executive shall be employed hereunder commencing on or about August 1st, 2007 and continuing unless and until terminated in accordance with Section 7 below (the “Term”).

Article III.              Duties.

                (a)           During the Term, the Executive shall have all responsibilities commensurate with the position of Senior Vice President, Chief Risk Officer and shall report to the Montpelier Group’s Chief Executive Officer (“CEO”). The Executive shall perform the duties as set forth in the attached job description and such additional duties and exercise such powers in relation to the business of the Company, or of any Affiliate (as defined below), as may from time to time be assigned to or vested in Executive by the CEO and shall give to the CEO information regarding the affairs of the Company, and of any Affiliate, as shall be required and at all times in all respects conform to and comply with the reasonable directions and regulations made by the Company’s Board of Directors (the “Board”).  The Executive shall perform such additional services for any Affiliate (without further remuneration except as otherwise agreed), and shall accept such offices in any such Affiliate as the Board may require.  The Executive shall well and faithfully serve the Company and its Affiliates, and shall use his best endeavors to promote, develop and extend their businesses and interests, giving at all times the full benefit of his knowledge, expertise, technical skill and ingenuity.  For purposes of this Agreement, “Affiliate” means, with respect to the Company, any other Person directly or indirectly controlling, controlled by, or under common control with the Company.  For purposes of this definition, (i) the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) the term “Person” means an individual, a corporation, a partnership, an association, a joint-stock company, a business trust, or an unincorporated organization.

                (b)           The Executive agrees that he will devote substantially all of his time and attention to the affairs of the Company and its Affiliates and that he will not engage, directly or indirectly, in any other business or occupation during the Term.  The Executive may (i) serve on corporate, civic or charitable boards or committees and otherwise engage in charitable and civic activities; and (ii) engage in personal investment activities on behalf of himself or his family; provided that the Executive continues to devote substantially all of his time and attention to the affairs of the Company and its Affiliates.

(c)                                  The Company reserves the right to require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during a period of up to six (6) months immediately preceding the termination of his employment; provided that the Company shall continue to pay the Executive’s Base Salary and contractual benefits for such period.  This Section 3(c) shall not affect the general right of the Company to suspend the Executive for Cause (as defined below).

(d)                                 Executive’s regular place of business is 1400 Sorolla Ave, Coral Gables FL but he is required to travel to other offices throughout the Group as required.

Article IV.                                          Compensation and Related Matters.  As full compensation for the Executive’s performance of his duties and responsibilities hereunder during the Term, the Company shall pay the Executive the compensation and provide the benefits set forth below and in Section 5 of this Agreement:

(a)                                  Base Salary.  During the Term, the Company shall pay the Executive an annual salary (the “Base Salary”) of $325,000 U.S., less applicable withholding and other deductions, payable on the day appointed by the Board for the payment of salaries or pro rata if the Executive is employed for less than a full pay period.  The Company may, in its sole discretion, increase or decrease the Base Salary at any time during the Term; provided, however, that in no event shall the Base Salary be decreased at any time during the Term below the rate of $325,000 U.S. per annum.  The Base Salary shall be inclusive of any director’s fees or other fees or remuneration payable to the Executive by the Company or any Affiliate and, accordingly, either the Executive shall pay over or cause to be paid over to the Company all such fees or remuneration paid or payable to him or the Base Salary shall be reduced by the amount of such fees or remuneration.

                (b)           Bonuses.  The Executive shall be entitled to participate in the Company’s annual bonus plan, subject to the provisions of such plan in effect at the time.

                (c)           Long-Term Incentive Plan.  The Executive will be eligible to participate in the Company’s long-term incentive plan (the “LTIP”), subject to the provisions of such plan in effect at the time.

                (d)           Benefits.  The Executive shall be eligible to receive the benefits that the Company generally makes available to its executives (as the same may be revised from time to time), including but not limited to the Company’s retirement, savings, medical, dental and life insurance.

                (e)           Vacation.  In addition to the usual public holidays, the Executive shall be entitled to receive twenty-five (25) paid vacation days each year, to be taken at such time or times as may be approved by the CEO.  Any entitlement to vacation days, up to five (5) days, remaining at the end of any year may be carried to the next year but no further.  The Executive’s entitlement to vacation days (and on termination of employment, vacation pay in lieu of vacation) shall accrue pro rata throughout each year; provided that fractions of days shall be disregarded in calculating the entitlement to vacation or payment in lieu of vacation.

                (f)            Currency.  The Base Salary, annual bonuses, cash settlement, if any, of equity awards and any other cash remuneration or reimbursement payable by the Company to the Executive shall be denominated in U.S. dollars, unless the Executive consents, in writing, to use of another currency.

5.             Reimbursement.  The Executive shall be reimbursed for all documented business related expenses, subject to the Executive’s presentment to the Company of appropriate documentation.

6.             Confidentiality.

                (a)           The Executive shall not, either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the termination thereof, divulge to any person whomsoever and shall use his reasonable endeavors to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Affiliate or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise; provided that the foregoing shall not prevent or limit the Executive from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to compel testimony from or the production of documents by the Executive.  The provisions of this Section 6(a) shall not apply to any information which is or becomes publicly known other than as a result of the Executive’s breach of this Agreement.

                (b)           The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company, in paper or electronic form, all fee schedules, lists of clients, correspondence and other documents, papers and property belonging to the Company or any Affiliate or related to any of the matters referred to in Section 6(a) above which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

                (c)           The Company also wants to make certain that its employees are not using confidential and proprietary information belonging to any other non-Company individuals or business.  Accordingly, Company employees are not authorized to disclose confidential or proprietary information, in any form or format, which belongs to prior employers, or to receive unauthorized confidential or information that belongs to any third party.  The Company takes the preservation of confidential and proprietary information, including its own, very seriously.  The failure to comply with this policy will subject the Executive to serious discipline, up to and including immediate termination of the Executive employment, forfeiture of incentive compensation and/or benefits and potential legal action against the Executive by the Company.

7.             Termination.  The Executive’s employment shall terminate upon:

                (a)           the Executive’s death;

                (b)           the Executive’s Disability.  “Disability” means the Executive’s inability to perform the duties and responsibilities required of him hereunder due to a physical and/or mental disability for a period of six (6) consecutive months or for more than one-hundred eighty (180) working days, whether or not consecutive, during any twelve (12)-month period; provided that any such periods may be extended at the sole discretion of the Board.  From the date on which such Disability commences through the date on which the Executive’s employment hereunder is terminated by reason of such Disability, the Executive shall continue to receive the Base Salary (less any Company-paid benefits that he receives, such as short-term disability or workers compensation, during such period);

                (c)           the termination of the Executive’s employment by the Company for Cause.  “Cause” means the Executive’s (i) commission of a criminal offense (other than a road traffic offense or other non-material offense, in each case not subject to a custodial sentence) or (ii) willful gross negligence or willful gross misconduct by the Executive in connection with his employment with the Company or an Affiliate which causes or is likely to cause material loss or damage to the Company or such Affiliate;

                (d)           the termination of the Executive’s employment by the Executive for Good Reason.  “Good Reason” means, without the Executive’s consent, (i) a decrease in the Executive’s Base Salary (except as authorized under Section 4(a) above), (ii) a material diminution in the authority, duties or responsibilities of the Executive’s position with the result that the Executive makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution, (iii) a relocation of the Executive’s principal place of employment by more than twenty- five (25) miles from the location at which he is then principally employed (as defined in section (3) (d) herein), unless such relocation is closer to the Executive’s primary residence, or (iv) a material breach by the Company of the terms of this Agreement; provided that the Executive shall have provided written notice to the Company setting forth the conduct alleged to constitute Good Reason within one-hundred twenty (120) days after the first occurrence of the conduct, and the Company shall have failed to cure the conduct within thirty (30) days after receipt of the notice.

                (e)           the termination of the Executive’s employment by the Company without Cause upon six (6) months’ written notice; or

                (f)            the termination of the Executive’s employment by the Executive without Good Reason upon three (3) months’ written notice.

8.             Termination Payments and Benefits.

                (a)           If the Executive’s employment is terminated, for any reason, then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, no later than seventy-five (75) days following such termination, (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis, (B) payment for any accrued but unused vacation days as of the effective date of termination and (C) any reimbursements to which he may be entitled under Section 5 above (such payments, collectively, the “Accrued Obligations”).

9.             Non-Competition and Non-Solicitation.

                (a)           During the Term, the Executive shall not, directly or indirectly, engage in any other business or be concerned or interested in any other business of a similar nature to or which would or might compete with the business for the time being carried on by the Company or any Affiliate save that he may (but without prejudice to Section 3 above) be interested as a holder or beneficial owner of not more than five percent (5%) of any class of stock, shares or debentures in any company (other than the Company, in which case, such limit shall not apply) whose stock, shares or debentures are listed or dealt in on a nationally listed exchange.

                (b)           Since the Executive has obtained in the course of his employment prior to the date hereof and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any Affiliate with which he becomes associated, the Executive hereby agrees with the Company that in addition to the restrictions contained in Section 9(a) above, he will not in Bermuda, the United States, the United Kingdom or the European Economic Community, either on his own account or for any other person, firm or company:

                                (i)            during the Term of his employment, or during the period of three (3) months following Executive’s termination under Section 7(c) and 7(d) directly or indirectly be engaged in or concerned with any business or undertaking which is engaged in or carried on in Bermuda, the United States, the United Kingdom, Switzerland or the European Economic Community any insurance business which competes or seeks to compete with the business carried on by the Company or any other Affiliate.

(ii)           during the Term of his employment and for a period of six (6) months after his termination for any reason, directly or indirectly solicit, interfere with or endeavor to entice away from the Company or any Affiliate any person, firm or company who at the date of termination aforesaid or who in the period of six (6) months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Affiliate or who at such date was to his knowledge negotiating with the Company or any Affiliate in relation to all or part of its business.

(iii)          during the Term of his employment and for a period of six (6) months after his termination for any reason, solicit the services of or endeavor to entice away from the Company or any Affiliate any director, employee or consultant of the Company or any Affiliate (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person.

(c)           If any provision contained in this Section 9 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but such provision shall be amended or deemed amended to apply as to such maximum time and to such maximum extent as determined to be valid, binding and enforceable.  The provisions of this Section 9 shall survive any expiration or termination this Agreement.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, agrees that, in the event of such breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable relief which may then be available.

(d)           The Executive hereby agrees that he will at the request and at the cost of the Company enter into a direct agreement or undertaking with any Affiliate whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that the terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this Agreement.

10.           Successors.  The Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive.  The Company may at any time and from time to time delegate its power and authority under this Agreement to any Affiliate and such delegation (or the revocation thereof) shall be effective upon the Company’s giving written notice of the same to the Executive.  The Company may assign this Agreement to any Affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock or otherwise; provided, however, that any such Affiliate, successor and the Company remain jointly liable to the Executive for performance of this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.            Resolution of Disputes.    Except as provided in Section 9 above with respect to injunctions, any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (including, without limitation, whether any termination of the Executive’s employment by the Company was for Cause as provided for in Section 7 above), if unable to be resolved directly by the parties to this Agreement, shall be settled by binding arbitration in

Hartford by submission by either party to the Judicial Arbitration and Mediation Service (“J.A.M.S.”) or, to a mutually agreeable retired judge of the Connecticut Superior Court or of the Connecticut Federal District Court.  The arbitration request shall set forth the nature of the dispute, the amount involved (if any), and the remedy sought. The arbitrator shall have no authority to award punitive damages.  In the arbitration proceeding, the parties shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure, except that the arbitrator shall have the authority to limit the nature and scope of discovery.  The arbitrator shall grant the award no later than ninety (90) days after submission of the matter to arbitration.  The award of the arbitrator shall contain a written statement of reasons and support, and may include pre-award and post-award interest at commercial rates.  The parties stipulate and consent to the jurisdiction of the Superior Court of the State of Connecticut, County of Hartford and the Federal Courts of the District of Connecticut at Hartford for judicial acceptance or confirmation of the award after it has been entered. The award may be enforced by any court of competent jurisdiction.

12.           Survival of Operative Sections.  The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect notwithstanding such termination.

13.           Miscellaneous.

(a)           Waiver; Amendment.  The failure of a party to enforce any term, provision or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision or condition at one time be deemed a waiver of such term, provision or condition for any future time or times.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

(b)           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, and the parties irrevocably submit to the non-exclusive jurisdiction of the federal and state courts of the State of Connecticut.

(c)           Section Captions.  Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(d)           Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(e)           Integration.  No agreements, plans or representations, oral or otherwise, express or implied, unless specifically referred to herein (which reference includes the plans and agreements described in the preceding sentence of this Section 13(e)), with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(f)            Interpretation.

(i)            No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.

(ii)           For purposes of this Agreement, “herein, “hereby,” “hereof”, “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular paragraph.

(iii)         References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification).

(iv)         References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa.

(v)          References to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

(g)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(h)           Untrue Statements.  The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Affiliate and in particular shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Affiliate.

(i)            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:	Timothy Aman
1400 Sorolla Ave
Coral Gables, FL 33134

If to the Company:
Montpelier Technical Resources Ltd.
One Constitutional Plaza
5th Floor
Hartford, CT 06103
Attn. Global Head of Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Any such notice given by post shall be deemed to have been served on the second weekday after dispatch (public holidays excepted) and any notice so given by hand shall be deemed to have been served when delivered if delivered during normal business hours or, if delivered outside such hours, at the next time after delivery when normal business hours commence.

(j)            No Limitations.  The Executive represents his employment by the Company hereunder does not conflict with or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

(k)           Section 409A.  Notwithstanding any other provision of this Agreement, if at the time of termination of the Executive’s employment he is a “specified employee” (as defined in Section 409A of the U.S. Internal Revenue Code and any regulations or Treasury guidance promulgated thereunder (“Section 409A”)) and any payments upon such termination under Section 8 above will result in additional tax or interest to the Executive, he will not be entitled to such payments until the earlier of (i) the date that is six (6) months after such termination of employment or (ii) any earlier date that does not result in any additional tax or interest to the Executive under Section 409A.  In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Section 409A, then the Company shall reform such provision; provided that the Company shall (A) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (B) not incur any additional compensation expense as a result of such reformation.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Montpelier Technical Resources Ltd.		EXECUTIVE

By:	/s/ Michael S. Paquette	/s/ Timothy Paul Aman